Exhibit 10.3

NKARTA, INC.

AMENDMENT NO. 1 TO OFFER LETTER

THIS AMENDMENT NO. 1 (this “Amendment”) is effective as of January 1, 2019, and is made to the Offer Letter of Employment, by and between Nkarta, Inc., a Delaware corporation (the “Company”), and Nadir A. Mahmood (“Mahmood”), dated April 2, 2018 (the “Offer Letter”). Capitalized terms used in this Amendment that are not otherwise defined herein shall have the respective meanings assigned to them in the Offer Letter.

RECITALS

WHEREAS, Mahmood and the Company desire to amend the Offer Letter in order to add certain severance terms as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Amendment to Severance Provisions. The Offer Letter is hereby amended so that the following paragraphs shall be included as part of the Offer Letter:

“In the event that your employment is terminated (i) by the Company for reasons other than “Cause” (as defined below) death, or disability or (ii) by you for “Good Reason” (as defined below) either a “Qualifying Termination”), and in any case subject to you signing and not revoking a standard form of release of claims with the Company within 60 days following your employment termination date (the “Release”), you will receive (A) cash payments in the form of continuation of your base salary at the rate in effect at the time of termination, less applicable withholdings, payable in accordance with the Company’s standard payroll practices for a period of three (3) months following your employment termination date, with the first payment to be made no later than 10 days following the effective date of the Release (subject to any delay as may be required under the Section 409A paragraph below), (B) reimbursement for the cost of continuation of health coverage for you and your eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earlier of (x) three (3) months following your termination of employment or (y) the date you and your eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of your termination of employment, the Company determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company, then the Company instead will pay a lump sum payment equal to three (3) months of your estimated monthly COBRA premiums, grossed-up for any applicable taxes, within 10 days following the effective date of the Release (subject to any delay as may be required under the Section 409A paragraph below), and (C) if such Qualifying Termination occurs on or within 12 months following a “Change of Control” (as defined in the Company’s 2015 Equity Incentive Plan), vesting acceleration of any outstanding options held by you in an amount equal to 100% of the then-unvested portion of your option (or any unvested shares previously acquired under that option).

It is the intent of this offer letter that all payment and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this offer letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply.   Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. No termination pay or benefits to be paid or provided to you, if any, pursuant to this offer letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Any termination payments or benefits under this offer letter that would be considered Deferred Compensation will be paid on, or, in the case of installments, will not commence until, the sixty-first (61st) day following your separation from service, or, if later, the Delayed Payment Date (as defined below). Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier (the “Delayed Payment Date”).

For purposes of this offer letter “Cause” means: (i) a material breach of any of your obligations to the Company or any of its affiliates under the terms of this offer letter or your At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement; (ii) your gross negligence or willful failure or refusal to perform your duties; (iii) any material act of personal dishonesty taken by you and intended to result in substantial personal enrichment of you at the expense of the Company or its affiliates; (iv) any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or its affiliates; (v) perpetration of an intentional and knowing fraud against or affecting the company or any customer, supplier, client, agent, or employee thereof; (vi) your conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; or (vii) your termination in connection with a dissolution, wind-down or liquidation of the Company, including as part of a voluntary or involuntary bankruptcy or insolvency proceedings; with respect to any of the foregoing (other than clauses (vi) or (vii)), the Board of Directors shall be required to give you written notice of any termination for “Cause” with a detailed description of any alleged breach together with a 30 day ability to cure any such breach, unless such breach is non-curable.

For purposes of this offer letter, “Good Reason” means one of the following has occurred without your written consent: (A) a material breach by the Company of any of the covenants in this offer letter; (B) any reduction of your base salary or compensation (including bonus opportunity); (C) any material and adverse change in your position, chain of reporting, title or status or any change in your job duties, authority or responsibilities to those of lesser status; (D) any material change in the geographic location at which you must principally perform services; it being understood that a change in such geographic location of less than 50 miles will not be deemed material for these purposes; or (E) failure by any surviving entity resulting from a Change in Control to assume the obligations hereunder   You will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days following the initial occurrence of the event giving rise to “Good Reason” and a reasonable cure period of thirty (30) days following the date the Company receives such notice during which such condition must not have been cured, and you must resign from your employment with the Company within 30 days following the end of the cure period if uncured.”

2.Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

3.Severability. In the event that any provision of this Amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Amendment shall continue in full force and effect without said provision.

4.Modification. This Amendment may not be altered, amended or modified in any way except by written consent of the Chief Executive Officer of the Company and Mahmood.

5.Full Force and Effect. Except as amended hereby, the Offer Letter shall remain in full        force and effect.

6.Counterparts. This Amendment may be executed in counterparts, each of which shall be declared an original, but all of which together shall constitute one and the same instrument.

7.Entire Agreement. This Amendment, together with the Offer Letter, constitutes the entire agreement between the Company and Mahmood with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

[Signature Pages Follow]

The parties have executed this Amendment No. 1 to the Offer Letter as of the date first above written.

COMPANY:

NKARTA, INC.

a Delaware corporation

By: /s/ Paul J. Hastings

Name: Paul J. Hastings Title: President & Chief Executive Officer

The parties have executed this Amendment No. 1 to the Offer Letter as of the date first above written.

Nadir A. Mahmood

By: /s/ Nadir A. Mahmood